Exhibit 3.2

CERTIFICATE OF FORMATION
OF COLLEGE LOAN LLC

Under Section 18-201 of the Delaware
Limited Liability Company Act

          The undersigned, being an authorized person under Section 18-201 of the Limited Liability Company Act of the State of Delaware, hereby certifies:

          1.    The name of the limited liability company is COLLEGE LOAN LLC (the “Company”).

          2.    The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.

          3.    The name and address of its registered agent is The Corporation Trust Company, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.

          IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of the Company this 5th day of March 2002.

By /s/ Cary Katz Cary Katz, Authorized Person